                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 333-26137

                         PHYSICIANS QUALITY CARE, INC.
            (Exact name of registrant as specified in its charter)

                           700 Technology Park Drive
                         Billerica, Massachusetts 01821
                                 (978) 439-0300
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CLASS A COMMON STOCK
           (Title of each class of securities covered by this Form)

                                      NONE
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [_]            Rule 12h-3(b)(1)(ii)       [_]
          Rule 12g-4(a)(1)(ii)   [_]
          Rule 12g-4(a)(2)(i)    [_]            Rule 12h-3(b)(2)(i)        [_]
          Rule 12g-4(a)(2)(ii)   [_]            Rule 12h-3(b)(2)(ii)       [_]
          Rule 12h-3(b)(1)(i)    [_]            Rule 15d-6                 [X]

       Approximate number of holders of record as of the certificate or notice date: 172


       Pursuant to the requirement of the Securities Exchange Act of 1934, Physicians Quality Care Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 25, 2000
                                         By: /s/ Eugene Bullis
                                             -----------------------
                                             Eugene Bullis
                                             Chief Executive Officer